Exhibit 10.1

Executive Officers 2007 Annual Incentive Program
under the Dade Behring 2004 Incentive Compensation Plan

2007 Annual Incentive Target Percent	=	120% for the Chief Executive Officer
80% for the Chief Operating Officer and Chief Strategy and Technology Officer
75% for each other executive officer

2007 Annual Incentive Target Amount	=	120% of December 31, 2007 Annual Base Salary for the CEO
80% of December 31, 2007 Annual Base Salary for the Chief Operating Officer and Chief Strategy and Technology Officer
75% of December 31, 2007 Annual Base Salary for each other executive officer

The 2007 annual incentive program will be funded (in the percentages indicated) with a maximum of $3,000,000 for the Chief Executive Officer, 1,500,000 Euros for the Chief Operating Officer and $1,200,000 for each of the other executive officers upon achievement of the financial measures established for each of the following:

-            Earnings Per Share (60%)

-            Cash Flow (15%)

-            ROIC (return on invested capital) (15%); and

-            Revenue Growth (10%)

Each financial measure funds independently from the others and the Program will be fully funded only if all four financial measures are achieved.

The calculation with respect to sixty percent of each potential bonus amount is based upon a comparison of actual performance for such financial measures to target objectives established for such financial measures.

The award related to the remaining forty percent of the potential bonus is based upon individual performance as evaluated and determined by the Compensation Committee in the case of the CEO and as evaluated by the CEO and finally determined by the Compensation Committee in the case of each other executive officer.

The bonus calculation will be adjusted, either increased or decreased, pursuant to the program criteria. The final bonus award will be based upon this calculation and this final bonus award may be adjusted, but not increased, at the discretion of the Compensation Committee.